Exhibit 99.1

FMC Corporation		FMC Corporation
1735 Market Street
Philadelphia, PA 19103

News Release		215.299.6000 phone
215.299.5998 fax

For Release: Immediate		www.fmc.com

	Media contact:	Jim Fitzwater - 215.299.6633
	Investor relations contact:	Brennen Arndt - 215.299.6266
FMC Corporation Announces Fourth Quarter 2011 Results

•	Fourth quarter 2011 adjusted earnings of $1.58 per diluted share up 44 percent; revenue increase of 17 percent excluding prior-year impact of exited businesses

•	Agricultural Products' segment earnings up 17 percent; Specialty Chemicals' segment earnings up 11 percent; Industrial Chemicals' segment earnings up 47 percent

•	First quarter 2012 outlook for adjusted earnings of $1.70 to $1.90 per diluted share, a 21 percent increase at midpoint of range

•	Full-year 2012 outlook for adjusted earnings of $6.70 to $7.05 per diluted share, a 15 percent increase at midpoint of range

PHILADELPHIA, February 8, 2012 - FMC Corporation (NYSE:FMC) today reported net income of $77.9 million, or $1.10 per diluted share, in the fourth quarter of 2011, versus a net loss of $53.5 million, or $0.74 per diluted share, in the fourth quarter of 2010. Net income in the current quarter included restructuring and other income and charges of $33.7 million after-tax, or charges of $0.48 per diluted share, versus restructuring and other income and charges of $133.2 million after-tax, or charges of $1.84 per diluted share in the prior-year quarter. Excluding these items in both periods, the company earned $1.58 per diluted share in the current quarter, an increase of 44 percent versus $1.10 per diluted share in the prior-year quarter. Fourth quarter revenue of $908.6 million increased 17 percent excluding the prior-year impact of exited businesses.

Pierre Brondeau, FMC president, chief executive officer and chairman, said, “Our fourth quarter results provided a strong finish to a year of remarkable accomplishment for FMC. We achieved record financial performance in 2011 and made great progress implementing our Vision 2015 strategic plan. Agricultural Products achieved its eighth consecutive year of record earnings. Specialty Chemicals achieved its sixth consecutive year of record earnings, led by the seventh consecutive year of record earnings in BioPolymer. Industrial Chemicals delivered robust earnings growth, reflecting the strength of our soda ash business and our continued shift toward specialty peroxygens.
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Page 2/ FMC Corporation Announces Fourth Quarter 2011 Results

“We also benefited in 2011 from the achievement of a 26.3 percent tax rate, considerably lower than our prior guidance of 29 percent. As we continue to increase our presence in rapidly developing economies, both in sourcing our products and in revenues, our overall tax rate has reduced to a new level. With our plans to continue to invest in these economies, we expect this lower tax rate to be a sustaining contributor to our higher earnings profile. For context, if we were to recalibrate our fourth quarter adjusted earnings of $1.58 per diluted share using the prior guidance tax rate and associated higher duty costs, our adjusted earnings would have been $1.37 per diluted share. For 2012, we are projecting a 27 percent tax rate.” said Brondeau.

Brondeau continued, “As we look back on 2011, I am pleased to report that we made great progress implementing Vision 2015, our plan to raise our growth trajectory and translate that growth to increased shareholder value through sustained high profitability and return on capital, coupled with disciplined cash deployment. Key performance metrics are on or above trend line toward realizing our Vision 2015 objectives. We made focused investments in organic growth and external initiatives that build on our strong portfolio and raise our growth profile. Alongside these investments, we returned $206 million to shareholders in 2011 in the form of dividends and stock repurchases.”

Fourth Quarter Results

Revenue in Agricultural Products of $409.2 million increased 22 percent versus the prior-year quarter, led by robust sales growth in Latin America. The sales gains in Latin America were driven by strong demand for productivity enhancing inputs in Brazil, as well as new product introductions and sales from our new joint venture in Argentina. In EMEA, sales increased significantly based on the strength of insecticide and herbicide sales in Europe. In North America, sales were lower than a year ago due to a shift in the timing of fall application sales. In Asia, sales were essentially level to a year ago as higher insecticide volumes in China, Indonesia and Korea were offset by lower herbicide volumes, as less favorable weather conditions impacted the region's wheat crops. Segment earnings of $72.6 million increased 17 percent versus a year ago driven by the higher sales, partially offset by higher raw material and manufacturing costs, as well as increased spending on targeted organic and external growth initiatives.

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Page 3/ FMC Corporation Announces Fourth Quarter 2011 Results

Revenue in Specialty Chemicals was $222.6 million, up 9 percent versus the year-ago quarter driven primarily by higher selling prices across the segment and volume growth in food ingredients, pharmaceutical excipients and lithium specialties. In BioPolymer, sales gains resulted from higher selling prices and volume gains across the business. Lithium sales growth reflected higher selling prices in both lithium primaries and specialties and volume gains in energy storage and synthesis markets. Segment earnings of $51.2 million were 11 percent higher than the prior-year quarter driven by the sales gains and favorable mix, which more than offset higher raw material costs and spending on targeted organic and external growth initiatives.

Revenue in Industrial Chemicals of $277.1 million increased 14 percent excluding the prior-year impact of exited businesses, reflecting higher selling prices for soda ash and peroxygens and volume gains in soda ash resulting from the startup of our Granger facility earlier in the year. In soda ash, higher volumes and selling prices in export markets were the primary drivers of the sales gain. In Peroxygens, higher selling prices were realized in all product lines. Segment earnings of $42.0 million increased 47 percent versus the year-ago quarter as a result of the broad-based sales gains and continued favorable mix shift toward specialty peroxygens.

Corporate expense was $17.3 million as compared to $20.2 million in the prior-year quarter. Interest expense, net, was $9.9 million versus $10.3 million in the year-ago quarter. On December 31, 2011, gross consolidated debt was $825.6 million, and debt, net of cash, was $666.7 million. For the quarter, capital expenditures were $70.4 million and depreciation and amortization was $32.3 million.

Outlook

Regarding the outlook for 2012, Brondeau said, “We plan to deliver another record year in 2012 with full-year adjusted earnings of $6.70 to $7.05 per diluted share, a 15 percent increase above last year at the midpoint of this range.”

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“Our Agricultural Products segment expects to achieve its ninth straight year of record earnings, up approximately 10 percent versus the prior year due to expected strong market conditions and growth in new and recently introduced products while increasing spending on growth initiatives. Our Specialty Chemicals segment plans to deliver its seventh straight year of record earnings, up approximately 10 percent versus last year, reflecting higher sales across all businesses. And in Industrial Chemicals, we expect earnings to increase approximately 20 percent driven by higher volumes and selling prices across the segment and the continued mix shift toward specialty peroxygens,” said Brondeau.

Brondeau concluded, “For the first quarter of 2012, we anticipate adjusted earnings of $1.70 to $1.90 per diluted share, a 21 percent increase over last year at the midpoint of this range. Agricultural Products' segment earnings are expected to be up approximately 20 percent, reflecting robust early season demand in North America coupled with the expected shift of some sales in the region from the second quarter, a strong finish to the crop season in Brazil and volume gains in Asia and EMEA. Specialty Chemicals' segment earnings are expected to be level to a year ago, as higher selling prices across all BioPolymer and lithium product lines are offset by higher raw material, energy and operating costs associated with our lithium capacity expansion in Argentina and BioPolymer alginates expansion in Norway. And in Industrial Chemicals, we expect earnings to increase approximately 10 percent driven by higher selling prices in soda ash and peroxygens, the benefit of volume growth in soda ash export markets and the continued mix shift toward specialty peroxygens.”

FMC will conduct its fourth quarter conference call and webcast at 11:00 a.m. ET on Thursday, February 9, 2012. This event will be available live and as a replay on the web at http://www.fmc.com. Prior to the conference call, the company will also provide supplemental information on the web including its 2012 Outlook Statement, definitions of non-GAAP terms and reconciliations of non-GAAP figures to the nearest available GAAP term.

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Page 5/ FMC Corporation Announces Fourth Quarter 2011 Results

FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. With sales in 2011 of approximately $3.4 billion, the company employs approximately 5,000 people throughout the world and operates its businesses in three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals. For more information, visit www.FMC.com.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation's 2010 Form 10-K and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

# # #

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenue	$908.6	$810.5	$3,377.9	$3,116.3

Costs of sales and services	615.5	546.1	2,210.5	2,065.6

Gross Margin	293.1	264.4	1,167.4	1,050.7

Selling, general and administrative expenses	117.1	124.8	442.5	411.2
Research and development expenses	29.7	30.7	105.2	100.5
Restructuring and other charges (income)	5.2	116.2	32.4	151.9
Total costs and expenses	767.5	817.8	2,790.6	2,729.2
Income (loss) from operations	141.1	(7.3)	587.3	387.1
Equity in (earnings) loss of affiliates	0.5	(0.8)	(2.6)	(2.7)
Interest expense, net	9.9	10.3	39.4	39.3

Income (loss) from continuing operations before income taxes	130.7	(16.8)	550.5	350.5
Provision for income taxes	40.4	25.2	136.5	132.0
Income (loss) from continuing operations	90.3	(42.0)	414.0	218.5
Discontinued operations, net of income taxes	(8.6)	(8.3)	(31.8)	(33.6)
Net income (loss)	$81.7	$(50.3)	$382.2	$184.9
Less: Net income attributable to noncontrolling interests	3.8	3.2	16.3	12.4
Net income (loss) attributable to FMC stockholders	$77.9	$(53.5)	$365.9	$172.5

Amounts attributable to FMC stockholders:
Income (loss) from continuing operations, net of tax	$86.5	$(45.2)	$397.7	$206.1
Discontinued operations, net of tax	(8.6)	(8.3)	(31.8)	(33.6)
Net income (loss)	$77.9	$(53.5)	$365.9	$172.5
Basic earnings (loss) per common share attributable to FMC stockholders:
Income (loss) from continuing operations	$1.23	$(0.63)	$5.58	$2.84
Discontinued operations	(0.12)	(0.11)	(0.45)	(0.46)
Basic earnings per common share	$1.11	$(0.74)	$5.13	$2.38
Average number of shares used in basic earnings per share computations	70.2	71.8	71.0	72.2
Diluted earnings (loss) per common share attributable to FMC stockholders:
Income (loss) from continuing operations	$1.22	$(0.63)	$5.54	$2.82
Discontinued operations	(0.12)	(0.11)	(0.44)	(0.46)
Diluted earnings per common share	$1.10	$(0.74)	$5.10	$2.36
Average number of shares used in diluted earnings per share computations	70.7	71.8	71.7	73.1

Other Data:
Capital expenditures	$70.4	$47.0	$189.5	$142.3
Depreciation and amortization expense	$32.3	$34.6	$126.6	$133.6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
SCHEDULE OF ADJUSTED EARNINGS FROM CONTINUING OPERATIONS (NON-GAAP)*
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenue	908.6	810.5	3,377.9	3,116.3

Costs of sales and services	614.7	546.1	2,209.7	2,065.6

Gross Margin	293.9	264.4	1,168.2	1,050.7

Selling, general and administrative expenses	115.0	114.6	428.0	391.3
Research and development expenses	29.7	30.7	105.2	100.5
Equity in (earnings) loss of affiliates	0.5	(0.8)	(2.6)	(2.7)
Net income attributable to noncontrolling interests	3.8	3.2	16.3	12.4
Adjusted earnings from continuing operations, before interest and income taxes	144.9	116.7	621.3	549.2

Interest expense, net	9.9	10.3	39.4	39.3
Adjusted earnings from continuing operations, before income taxes	135.0	106.4	581.9	509.9

Provision for income taxes	23.4	26.7	153.0	148.5

Adjusted after-tax earnings from continuing operations, attributable to FMC stockholders (Non-GAAP)*	111.6	79.7	428.9	361.4

Diluted adjusted after-tax earnings from continuing operations per share, attributable to FMC stockholders	$1.58	$1.10	$5.98	$4.95
Average number of shares used in diluted after-tax earnings per share computations	70.7	72.9	71.7	73.1
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* The Company believes that the Non-GAAP financial measure “Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders”, and its presentation on a per share basis, provides useful information about the Company’s operating results to investor and securities analysts. Adjusted earnings excludes the effects of restructuring and other charges and income, non-operating retirement-related costs, acquisition related charges and tax related adjustments. The Company also believes that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of its underlying businesses from period to period. Additionally, the above schedule is presented in a format which reflects the manner in which we manage our business and is not in accordance with GAAP.

Please see the reconciliation of Non-GAAP financial measures to GAAP financial results.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO FMC STOCKHOLDERS (GAAP)
TO ADJUSTED AFTER-TAX EARNINGS FROM CONTINUING OPERATIONS,
ATTRIBUTABLE TO FMC STOCKHOLDERS (NON-GAAP)
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Net income (loss) attributable to FMC stockholders (GAAP)	$77.9	$(53.5)	$365.9	$172.5
Discontinued operations, net of income taxes (a)	8.6	8.3	31.8	33.6
Restructuring and other (income) charges, net (b)	5.2	116.2	32.4	151.9
Non-operating pension and postretirement charges (c)	2.1	10.2	14.5	19.9
Acquisition-related charges (d)	0.8	—	0.8	—
Tax effect of restructuring and other (income) charges, non-operating pension and postretirement charges and acquisition related charges	(2.4)	(39.4)	(15.6)	(55.2)
Tax adjustments (e)	19.4	37.9	(0.9)	38.7

Adjusted after-tax earnings from continuing operations attributable to FMC stockholders (Non-GAAP)	$111.6	$79.7	$428.9	$361.4

Diluted earnings per common share (GAAP)	$1.10	$(0.74)	$5.10	$2.36
Discontinued operations per diluted share	0.12	0.11	0.44	0.46
Restructuring and other (income) charges per diluted share, before tax	0.07	1.60	0.46	2.08
Non-operating pension and postretirement charges per diluted share, before tax	0.03	0.14	0.20	0.27
Acquisition-related charges per dilured share, before tax (d)	0.01	—	0.01	—
Tax effect of restructuring and other (income) charges, non-operating pension and postretirement charges and acquisition related charges, per diluted share	(0.03)	(0.53)	(0.22)	(0.75)
Tax adjustments per diluted share	0.28	0.52	(0.01)	0.53

Diluted adjusted after-tax earnings from continuing operations per share, attributable to FMC stockholders (Non-GAAP)	$1.58	$1.10	$5.98	$4.95

Average number of shares used in diluted adjusted after-tax earnings from continuing operations per share computations	70.7	72.9	71.7	73.1
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(a) Discontinued operations for the three and twelve months ended December 31, 2011 and 2010, respectively, primarily includes provisions for environmental liabilities and legal reserves and expenses related to previously discontinued operations.
(b) 2011:
Restructuring and other charges (income) for the three months ended December 31, 2011, primarily include charges related to the phase out of our Sodium Percarbonate facility ($5.3 million). Offsetting these charges is income from a recovery associated with our continuing environmental sites as Corporate income ($1.0 million-gain). Remaining restructuring and other charges (income) for the three months ended December 31, 2011, include net miscellaneous charges of $0.9 million.

Restructuring and other charges (income) for the twelve months ended December 31, 2011, include charges related to the phase-out of our Sodium Percarbonate facility ($21.0 million), charges from the restructuring activities associated with our Huelva, Spain facility ($1.3 million) and charges associated with Barcelona, Spain, facility ($2.4 million), all of which are a part of our Industrial Chemicals segment. We also incurred charges associated with continuing environmental sites ($3.1 million). Remaining restructuring and other charges (income) for the twelve months ended December 31, 2011, include net miscellaneous charges of ($4.6 million) related to our Specialty Chemical segment ($2.2 million), our Industrial Chemicals segment ($1.4 million), our Agricultural Products segment ($1.2 million) and Corporate ($0.2 million-gain).

2010:
Restructuring and other charges (income) for the three months ended December 31, 2010, include charges from the restructuring activities associated with our Huelva, Spain facility, which is part of our Industrial Chemicals segment ($110.4 million), charges associated with our Alginates manufacturing operations in our Specialty Chemicals segment ($1.1 million) and severance charges related to other restructuring activities in Agricultural Products, Industrial Chemicals and Specialty Chemical segment ($0.6 million, $2.5 million and $0.2 million, respectively). Offsetting these charges is income from the sale of land lease rights related to our Barcelona, Spain, facility, which is part of our Industrial Chemicals segment ($3.7 million-gain). We also incurred charges associated with continuing environmental sites as a Corporate charge ($4.5 million). Remaining restructuring and other charges (income) for the three months ended December 31, 2010, include miscellaneous charges of $0.6 million.

Restructuring and other charges (income) for the twelve months ended December 31, 2010, include charges from the restructuring activities associated with our Huelva, Spain facility ($110.4 million) and net charges related to the closure of our manufacturing operations at our Barcelona, Spain, facility ($6.9 million), both of which are part of our Industrial Chemicals segment, the realignment of our Alginates manufacturing operations in our Specialty Chemicals segment ($7.2 million) and primarily severance charges related to other restructuring activities in Agricultural Products, Industrial Chemicals and Specialty Chemical segment ($0.6 million, $4.0 million and $0.2 million, respectively). We also incurred charges associated with continuing environmental sites as a Corporate charge ($14.2 million). Remaining restructuring and other charges (income) for the twelve months ended December 31, 2010, include charges associated with certain rights acquired for an herbicide compound still under development in our Agricultural Products segment ($5.7 million), charges related to a legal settlement in our Industrial Chemicals segment ($1.5 million) and other miscellaneous net charges of $1.2 million.
(c) Our non-operating pension and postretirement costs are defined as those costs related to interest, expected return on plan assets, amortized actuarial gains and losses and the impacts of any plan curtailments or settlements. These costs are primarily related to changes in pension plan assets and liabilities which are tied to financial market performance and we consider these costs to be outside our operational performance. We exclude these non-operating pension and postretirement costs as we believe that removing them provides a better understanding of the underlying profitability of our businesses, provides increased transparency and clarity in the performance of our retirement plans and enhances period-over-period comparability. We continue to include the service cost and amortization of prior service cost in our Adjusted Earnings results noted above. We believe these elements reflect the current year operating costs to our businesses for the employment benefits provided to active employees.
(d) Charges related to the expensing of the inventory fair value step-up resulting from the application of purchase accounting. The charges for year ended December 31, 2011 relate to a number of acquisitions completed in 2011. On the consolidated statements of income, the charges are included in “Costs of sales and services”. No such charges occurred for the year ended December 31, 2010.
(e) Tax adjustments for the three months ended December 31, 2011 are primarily the result of an increase to our valuation allowance related to foreign operations for tax losses not expected to be fully recoverable in future years. Tax adjustments for the twelve months ended December 31, 2011, are primarily a result of a reduction in our liability for unrecognized tax benefits due to settlements of audits mostly offset by the valuation allowance increases recorded in the fourth quarter. Tax adjustments for the three months ended December 31, 2010, are primarily a result of valuation allowances recorded against deferred tax assets in Spain, that arose principally from the Huelva shutdown. Tax adjustments for the twelve months ended December 31, 2010, are primarily the result of the tax adjustments noted for the three months ended December 31, 2010, as well as a charge associated with a change in the tax treatment of the Medicare Part D subsidy which was enacted as part of the recent U.S. health care reform legislation. This charge was partially offset by a reduction in our liability for unrecognized tax benefits due to settlements of audits and expiration of statute of limitations.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Continued)

RECONCILIATION OF REVENUE (GAAP)
TO REVENUE EXCLUDING THE PRIOR-YEAR IMPACT OF THE
EXITED BUSINESS REVENUES (NON-GAAP)
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Consolidated Revenues (GAAP)	$908.6	$810.5	$3,377.9	$3,116.3
Less: Exited Phosphate and Sulfur Derivative Business Revenue (1)	—	30.6	—	119.6
Consolidated Revenues (Non-GAAP)	$908.6	$779.9	$3,377.9	$2,996.7

Industrial Chemicals Revenues (GAAP)	$277.1	$273.1	$1,038.5	$1,054.8
Less: Exited Phosphate and Sulfur Derivative Business Revenue (1)	—	30.6	—	119.6
Industrial Chemicals Revenues (Non-GAAP)	$277.1	$242.5	$1,038.5	$935.2
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(1) Exited business revenues are associated with our Huelva and Barcelona Facility shutdowns in Spain.

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO FMC STOCKHOLDERS (GAAP)
TO ADJUSTED EARNINGS FROM CONTINUING, BEFORE INTEREST AND INCOME TAXES, (NON-GAAP)
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Net income (loss) attributable to FMC stockholders (GAAP)	$77.9	$(53.5)	$365.9	$172.5
Discontinued operations, net of income taxes	8.6	8.3	31.8	33.6
Restructuring and other (income) charges, net	5.2	116.2	32.4	151.9
Non-operating pension and postretirement charges	2.1	10.2	14.5	19.9
Acquisition related charges	0.8	—	0.8	—
Interest expense, net	9.9	10.3	39.4	39.3
Provision for income taxes	40.4	25.2	136.5	132.0
Adjusted earnings from continuing operations, before interest and income taxes (Non-GAAP)	$144.9	$116.7	$621.3	$549.2

RECONCILIATION OF FREE CASH FLOW
(Unaudited, in millions)

	Twelve Months Ended
	December 31,
	2011	2010
Cash provided (required) by operating activities	$425.6	$399.7
Excess tax benefits from share-based compensation	7.4	56.3
Cash provided (required) by operating activities of discontinued operations	(44.3)	(45.2)
Cash provided (required) by investing activities, excluding acquisitions, net of cash acquired	(209.9)	(154.0)

Free Cash Flow (Non-GAAP)	$178.8	$256.8

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
INDUSTRY SEGMENT DATA
(Unaudited, in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenue
Agricultural Products	409.2	334.5	1,464.5	1,241.8
Specialty Chemicals	222.6	205.1	879.1	824.5
Industrial Chemicals	277.1	273.1	1,038.5	1,054.8
Eliminations	(0.3)	(2.2)	(4.2)	(4.8)
Total	908.6	810.5	3,377.9	3,116.3
Income from continuing operations before income taxes
Agricultural Products	72.6	62.0	348.3	309.5
Specialty Chemicals	51.2	46.1	199.8	185.0
Industrial Chemicals	42.0	28.6	154.5	122.9
Eliminations	—	—	(0.1)	0.2
Segment operating profit	165.8	136.7	702.5	617.6
Corporate	(17.3)	(20.2)	(62.5)	(63.0)
Other income (expense), net	(3.6)	0.2	(18.7)	(5.4)
Adjusted earnings from continuing operations, before interest and income taxes	144.9	116.7	621.3	549.2

Restructuring and other income (charges) (a)	(5.2)	(116.2)	(32.4)	(151.9)
Interest expense, net	(9.9)	(10.3)	(39.4)	(39.3)
Non-operating pension and postretirement charges (b)	(2.1)	(10.2)	(14.5)	(19.9)
Acquisition-related charges (c)	(0.8)	—	(0.8)	—
Provision for income taxes	(40.4)	(25.2)	(136.5)	(132.0)
Discontinued operations, net of income taxes	(8.6)	(8.3)	(31.8)	(33.6)
Net income attributable to FMC stockholders	77.9	(53.5)	365.9	172.5
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(a) Amounts for the three months ended December 31, 2011, related to Specialty Chemicals ($0.1 million), Industrial Chemicals ($6.3 million) and Corporate ($1.2 million-gain). Amounts for the three months ended December 31, 2010, related to Agricultural Products ($0.6 million), Specialty Chemicals ($1.3 million), Industrial Chemicals ($109.8 million) and Corporate ($4.5 million). Amounts for the twelve months ended December 31, 2011, related to Agricultural Products ($1.2 million), Specialty Chemicals ($2.2 million), Industrial Chemicals ($26.1 million) and Corporate ($2.9 million). Amounts for the twelve months ended December 31, 2010, related to Agricultural Products ($7.3 million), Specialty Chemicals ($6.7 million), Industrial Chemicals ($124.6 million) and Corporate ($13.3 million).
(b) See Note (c) to the schedule “Reconciliation of Net Income Attributable to FMC Stockholders (GAAP) to Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.
(c) See Note (d) to the schedule “Reconciliation of Net Income Attributable to FMC Stockholders (GAAP) to Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	December 31, 2011	December 31, 2010
Cash and cash equivalents	$158.9	$161.5
Trade receivables, net	931.3	852.9
Inventories	470.3	347.8
Other current assets	173.4	175.3
Deferred income taxes	135.5	108.7
Total current assets	1,869.4	1,646.2

Property, plant and equipment, net	986.8	918.5
Goodwill	225.9	194.4
Deferred income taxes	246.9	314.7
Other long-term assets	414.5	246.1
Total assets	$3,743.5	$3,319.9

Short-term debt	$27.0	$18.5
Current portion of long-term debt	19.5	116.4
Accounts payable, trade and other	458.3	389.3
Guarantees of vendor financing	18.5	24.1
Accrued pensions and other postretirement benefits, current	9.2	9.5
Other current liabilities	387.4	405.6
Total current liabilities	919.9	963.4

Long-term debt	779.1	503.0
Long-term liabilities	740.4	664.3
Equity	1,304.1	1,189.2
Total liabilities and equity	$3,743.5	$3,319.9

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Twelve Months Ended December 31,
	2011	2010
Cash provided (required) by operating activities	$425.6	$399.7

Cash provided (required) by operating activities of discontinued operations	(44.3)	(45.2)

Cash provided (required) by investing activities:
Capital expenditures	(189.5)	(142.3)
Other investing activities	(168.5)	(11.7)
	(358.0)	(154.0)
Cash provided (required) by financing activities:
Increase (decrease) in short-term debt	9.0	(14.9)
Financing fees	(8.5)	—
Repayments of long-term debt	(121.3)	(26.0)
Proceeds from borrowings of long-term debt	300.2	35.0
Distributions to noncontrolling interests	(12.9)	(11.0)
Dividends paid	(41.2)	(36.4)
Repurchases of common stock under publicly announced program	(165.1)	(135.0)
Other repurchases of common stock	(4.2)	(2.7)
Issuances of common stock, net	11.3	18.1
Excess tax benefits from share-based compensation	7.4	56.3
	(25.3)	(116.6)
Effect of exchange rate changes on cash	(0.6)	1.0
Increase (decrease) in cash and cash equivalents	(2.6)	84.9

Cash and cash equivalents, beginning of year	161.5	76.6

Cash and cash equivalents, end of period	$158.9	$161.5